Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Community Financial Corporation

We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 and the related proxy statement/prospectus to be filed on September 14, 2017 by The Community Financial Corporation, of our report dated March 10, 2016 relating to the consolidated financial statements of The Community Financial Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Stegman & Company

Baltimore, Maryland

September 14, 2017

Suite 200, 809 Glen Eagles Court Baltimore, Maryland 21286 ● 410-823-8000 ● 1-800-686-3883 ● Fax: 410-296-4815 ● www.stegman.com

Members of